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                                             November 20, 2007


AIM Counselor Series Trust
11 Greenway Plaza, Suite 100
Houston, TX  77046-1173

Ladies and Gentlemen:

                  We have acted as counsel to AIM Counselor Series Trust, a Delaware statutory trust (the "Trust"), in connection with that certain Agreement and Plan of Reorganization (the "Plan") by and among the Trust, on behalf of its series portfolio, AIM Structured Core Fund ("Buying Fund"), and AIM Stock Funds, on behalf of its series portfolio, AIM S&P 500 Index Fund ("Selling Fund"), which provides for the reorganization of Selling Fund with and into Buying Fund (the "Reorganization").

                  Pursuant to the Plan, all of the assets of Selling Fund will be transferred to Buying Fund, Buying Fund will assume all of the liabilities of Selling Fund and the Trust will issue Investor Class and Institutional Class shares of Buying Fund to Selling Fund, and Selling Fund will distribute Investor Class and Institutional Class shares of Buying Fund to shareholders of Investor Class and Institutional Class shares, respectively, of Selling Fund.

                  The value of each Selling Fund shareholder's account with Buying Fund after the Reorganization will be the same as the net asset value of such shareholder's account with Selling Fund immediately prior to the Reorganization.

                  In connection with our giving this opinion, we have examined copies of the Trust's Amended and Restated Certificate of Trust, Second Amended and Restated Agreement and Declaration of Trust, as amended (the "Trust Agreement"), resolutions of the Board of Trustees adopted October 30, 2007, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents and records as we have deemed necessary or advisable for purposes of this opinion. As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

                  The opinion expressed below is based on the assumption that a Registration Statement on Form N-14 with respect to the Investor Class and Institutional Class shares of Buying Fund to be issued to the shareholders of the Investor Class and Institutional Class shares of Selling Fund, respectively, pursuant to the Plan, as described above (the "Buying Fund

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AIM Counselor Series Trust
November 20, 2007
Page 2


Shares"), will have been filed by the Trust with the Securities and Exchange Commission and will have become effective before the Reorganization occurs.

                  Based on the foregoing, we are of the opinion that the Buying Fund Shares are duly authorized and, when issued by the Trust to Selling Fund and subsequently distributed to the shareholders of Selling Fund in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

                  We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America and the Delaware Statutory Trust Act.

                  Both the Delaware Statutory Trust Act and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust's obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of property of a fund for all loss and expense of any shareholder held personally liable for the obligations of that fund. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which a fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

                  We consent to the filing of this opinion as an Exhibit to the Trust's Registration Statement on Form N-14, and to the references to our firm under the following captions under the heading "PROPOSAL 1 - APPROVAL OF THE AGREEMENT TO COMBINE YOUR FUND AND BUYING FUND": "SUMMARY - THE REORGANIZATION," "ADDITIONAL INFORMATION ABOUT THE AGREEMENT - Federal Income Tax Consequences," and "LEGAL MATTERS" in the combined Proxy Statement/Prospectus for Selling Fund, which is included in such Registration Statement.

                                      Very truly yours,

                                     /s/ Ballard Spahr Andrews & Ingersoll, LLP